EXHIBIT 10.3

BRAND LICENSE AGREEMENT

This brand license agreement (the “Agreement”) is made and entered into as of November 30, 2019 (the “Effective Date”), by and between DEP Nevada, Inc., a Nevada corporation (“Licensor”) and Satellites Dip, LLC (“Licensee”). Licensor and Licensee are each referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WHEREAS, Licensee holds all Cannabis Licenses required to perform Commercial Cannabis Activity at the Licensed Premises in accordance with Applicable Laws;

WHEREAS, Licensor believes that it is the exclusive owner of the Licensed Marks;

WHEREAS, subject to the terms and conditions hereof, Licensee desires to utilize the Licensed Marks in connection with the production and sale of the Licensed Products in the Territory;

WHEREAS, for further consideration, Licensee shall contemporaneously enter into that Brand Director Agreement;

WHEREAS, subject to the terms and conditions hereof, Licensor desires to license to Licensee the right to use the Licensed Marks in connection with the production and sale of the Licensed Products in the Territory; and

WHEREAS, the Recitals are hereby incorporated and made a part of this Agreement.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1. DEFINITIONS

a. “Agreement” has the meaning set forth in the preamble.

b. “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

c. “Applicable Law” means any and all applicable local, state and federal laws, rules and regulations; provided, however, that notwithstanding anything to the contrary contained herein, the CSA shall for purposes hereof not constitute an Applicable Law, and a violation of the CSA shall not be deemed to constitute non-compliance with Applicable Law as used herein.

Trademark License Agreement	Page 1 of 20

d. “Brand Director Agreement” shall mean that certain brand director agreement, dated November 30, 2019, entered into contemporaneously with this Agreement, between Licensee and NMG Cathedral City, LLC.

e. “Cannabis Licenses” means the local and state licenses, permits, and any other authorizations required for Licensee to conduct the Commercial Cannabis Activity on the Licensed Premises.

f. “Claims” means any claim, demand, dispute, controversy or cause of action.

g. “Collection Costs” means reasonable costs related to recovery of unpaid payments of any License Fee and/or any other fees or amounts payable hereunder, including, but not limited to, administrative and attorney’s fees that may be incurred by Licensor and/or Licensor’s Representatives in an effort to collect past due amounts owed to Licensor for more than sixty (60) days.

h. “Commercial Cannabis Activity” means all commercial cannabis activity that Licensee is lawfully engaged in at the Licensed Premises pursuant to the Cannabis Licenses in accordance with Applicable Law.

i. “Confidential Information” means any and all information relating to the Disclosing Party, including information about the Disclosing Party’s business operations, strategies, goods and services, customers, pricing, marketing, and other information or documents that may reasonably be deemed to be sensitive, confidential or proprietary, disclosed to and/or obtained by the Receiving Party from Disclosing Party in connection with this Agreement, whether orally, in writing, or in other recorded form, and regardless of whether such information is expressly stated to be confidential or marked as such. For purposes of clarity, Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of the Receiving Party; (ii) is or becomes available to the Receiving Party on a non-confidential basis from another Person, provided that such Person is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the Receiving Party prior to being disclosed by or on behalf of the Disclosing Party; (iv) was independently developed by the Receiving Party; or (v) is required to be disclosed by Applicable Law, including pursuant to the terms of a court order; provided that the Receiving Party has given the Disclosing Party prior written notice of such disclosure and an opportunity to contest such disclosure and to seek a protective order or other remedy.

j. “CSA” means 21 U.S.C. § 811, et seq., short titled the Controlled Substance Act, and all implementing regulations.

k. “Disclosing Party” means a Party who discloses Confidential Information to the Receiving Party.

l. “Effective Date” has the meaning set forth in the preamble.

Trademark License Agreement	Page 2 of 20

m. “GAAP” means United States Generally Accepted Accounting Principles.

n. “Labeling Materials” means any label or other written, printed, or graphic matter upon any Licensed Product, or upon the Licensed Product’s Packaging Materials, including without limitation, the primary panel and informational panel.

o. “License Fee” means a monthly fee in the amount of One Hundred Dollars ($100.00) payable to Licensor, in addition to Licensee entering into that certain Brand Director Agreement and abiding by the terms therein.

p. “Licensee” has the meaning set forth in the preamble.

q. “Licensor” has the meaning set forth in the preamble.

r. “Licensed Marks” means the trademarks set forth in Exhibit A whether registered or unregistered, including the listed registrations and applications and any registrations which may be granted pursuant to such applications, and shall also mean those brand name(s), tradename(s), service mark(s), logo(s), design(s), mask(s), and artwork(s) also set forth in Exhibit A.

s. “Licensed Premises” means the premises where the Licensee is licensed to engaged in Commercial Cannabis Activity in accordance with Applicable Law.

t. “Licensed Product” means the products listed in Exhibit D, and any other products that may be agreed upon in writing by Licensor and Licensee from time to time, for productions, advertising, marketing, distribution, and sale in the Territory bearing the Licensed Marks.

u. “Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

v. “Other Licensed Parties” means third-parties who have been or will be granted the right to utilize the Licensed Marks, by Licensor and/or its Affiliates.

w. “Party” or “Parties” has the meaning set forth in the preamble.

x. “Packaging and Labeling Materials” means all Packaging Materials and/or Labeling Materials.

y. “Packaging Materials” means any containers, packages or wrappers that are intended to be used for enclosing, packaging or containing any Licensed Product for final retail sale.

z. “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

Trademark License Agreement	Page 3 of 20

aa. “Quality Assurance Standards” means the specifications and quality of the Licensed Products mutually agreed upon by the Parties.

bb. “Receiving Party” means a Party that receives Confidential Information from a Disclosing Party.

cc. “Representatives” means a Party’s and its Affiliates’ shareholders, members, managers, employees, officers, directors, consultants and legal advisors.

dd. “Supply Chain License Holders” means, collectively, all of Licensee’s Cannabis License holding third-party nurseries, cultivators, processors, transporters, manufacturers, extractors, infusers, packagers, and suppliers and distributors involved in the supply chain of any Licensed Product, provided said Supply Chain License Holders are pre-approved in writing by Licensor.

ee. “Term” means the terms of this agreement as set forth in Section 7(a) of this Agreement.

ff. “Term Derived IP” means any new and original intellectual property, invention, original work of authorship, discovery, design, formula, technology, copyright, trademark, patent, improvement, trade secret, result of experiments, process, technique or know-how that is developed, created, commissioned, invented, conceived, discovered, or reduced to practice during the Term by Licensee (either alone or jointly with others) that relates to or arises from Licensor, the Licensed Marks, the Licensed Products, and/or the rights or duties of Licensee hereunder.

gg. “Termination Inventory” shall mean all inventory, consisting of finished products and work in process, Packaging and Labeling Materials, and advertising and promotional material on hand at the time of the termination of this Agreement and/or any material, in any and all medians, that includes any reference whatsoever to the Licensed Marks.

hh. “Territory” means the State of California.

ii. “Transfer” means any transfer, assignment, license, sublicense, pledge or encumbrance, whether voluntarily, involuntarily, by operation of law or otherwise.

2. GRANT OF RIGHTS

a. License. Licensor is informed and believes that Licensor is the exclusive owner of the Licensed Marks but is unable to provide evidence of Federal or State registration to substantiate its claims of ownership. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, to the extent that Licensor owns or controls such rights, and without express or implied representations or warranties of any kind, during the Term, a non-exclusive, non-transferable, and non-sublicensable (except as otherwise set forth in herein) right to utilize the Licensed Marks in connection with or on the Licensed Products, solely in connection with Licensee’s Commercial Cannabis Activity at the Licensed Premises. It is understood and agreed that the foregoing grant shall pertain only to the use of the Licensed Marks in connection with the Licensed Products in accordance with the terms and conditions herein and does not extend to any other cannabis product or commercial cannabis activity. For the avoidance of doubt, Licensor shall be free to enter into license deals with Other Licensed Parties during the Term.

Trademark License Agreement	Page 4 of 20

b. Reservation of Rights.

i. This Agreement does not authorize or permit any use that is not expressly set forth herein and all such other rights are expressly reserved by Licensor.

ii. Licensee acknowledges and agrees that during the Term and thereafter, that as between the Parties, the Licensed Marks and all rights therein, belong exclusively to Licensor. Licensee agrees that its use of the Licensed Marks inures solely to the benefit of Licensor and that the Licensee shall not acquire any rights in the Licensed Marks by its use hereunder. In the event that Licensee acquires any rights in the Licensed Marks, by operation of law, or otherwise, such rights shall be deemed and are hereby irrevocably assigned to Licensor without further action by the Parties. Licensee shall not, at any time during or after the Term of this Agreement dispute or contest, directly or indirectly, Licensor’s right and title to the Licensed Marks or the validity of the Licensed Marks. Licensee agrees to execute any documents reasonably requested by Licensor to effect any of the above provisions. Licensor makes no representations, extends no warranties of any kind, and confers no right by implication, estoppel or otherwise, other than the licenses, rights and warranties expressly provided herein. Without limiting any of Licensor’s other remedies, whether in law or equity, Licensee acknowledges and agrees that Licensor shall have the right to injunctive relief, to prevent and/or cure a breach or threatened breach of this Agreement by Licensee.

iii. In strict compliance with Applicable Law, in no event whatsoever shall Licensee: (A) produce the Licensed Products outside of the Licensed Premise; or (B) sell the Licensed Products outside of the Territory.

iv. Without Licensor’s prior written consent, Licensee shall not use the Licensed Marks (or any mark confusingly similar thereto), individually or in combination, as part of: (A) its corporate or trade name, or (B) any domain name.

v. Licensee specifically agrees that any and all Term Derived IP and all other results and proceeds of Licensee’s services in connection with the Term Derived IP are, and shall from inception be deemed, works “made-for-hire” for Licensor, and as such shall be Licensor’s sole and exclusive property, in perpetuity and throughout the world, and shall free from any claims whatsoever by Licensee or any individual or entity deriving any rights or interests from Licensee. In the event the Term Derived IP, or any of the other results and proceeds (or any portion thereof) of the services described herein, shall not be deemed a work “made-for-hire,” and/or to the extent that Licensor is not deemed to be the author thereof in any territory of the world, Licensee hereby irrevocably transfers, assigns and grants to Licensor all rights of ownership, and all other rights in and to the Term Derived IP, and the results and proceeds of Licensee’s services in connection therewith, throughout the world in perpetuity. Licensee will, upon request, execute, acknowledge and deliver to Licensor such additional documents as Licensor may deem necessary to evidence and effectuate Licensor’s rights hereunder, and Licensee hereby grants to Licensor the right as attorney-in-fact to execute, acknowledge, deliver and record any and all such documents if Licensee shall fail to execute the same within five (5) business days after so requested by Licensor.

Trademark License Agreement	Page 5 of 20

3. USE OF LICENSED MARKS

a. Licensee must maintain all governmental permits, licenses, registrations, and approvals, including the Cannabis Licenses, needed to produce and sell the Licensed Products in the Territory and must operate under the Cannabis Licenses in compliance with all Applicable Law.

b. During the Term, Licensee agrees to use its best efforts to continuously produce and sell the Licensed Products throughout the entire Territory in accordance with Applicable Law.

c. Licensee shall comply with all established industry standards, generally accepted practices, and all laws and regulations having application to the advertisement, production, or sale of Licensed Products, and shall maintain a vigorous quality control and safety assurance program with respect to the Licensed Products.

d. Licensee shall at all times maintain, or contract for, facilities and personnel adequate to fulfill its obligations under this Agreement.

e. All Licensed Products made, sold, manufactured, packaged, or otherwise distributed by Licensee in the Territory must carry the Licensed Marks. Licensee shall comply strictly with the directions of Licensor regarding the form and manner of the application of the Licensed Marks. All advertising and promotion in connection herewith is subject to the approval of Licensor.

f. Apart from the Licensed Marks, no other trademark or logo may be affixed to, or used in connection with, the Licensed Products, except that Licensee may use its trade name on packaging, advertising, and promotional materials for the Licensed Products.

g. Licensee shall ensure that all Licensed Products sold by Licensee and all related quotations, specifications, and descriptive literature, and all other materials carrying the Licensed Marks, be marked with the appropriate trademark notices, in accordance with Licensor’s instructions.

4. QUALITY CONTROL

Licensee shall cause the Licensed Products to meet and conform to best in practice style, quality, and appearance and the following:

a. Pre-Production. Licensee shall follow the guidance of Licensor and only utilize the Packaging and Labeling Materials purchased from (or at the direction of) Licensor in connection with producing the Licensed Products. Any deviations from the guidelines of Licensor must be approved by Licensor in writing before Licensee shall be entitled to distribute, advertise, use, produce commercial quantities of, or sell any item relating to any such submission. Licensor shall approve or disapprove any submitted item within twenty (20) days after receipt by Licensor. If Licensor has not notified Licensee of its approval or disapproval within such twenty (20) day period, the item shall be deemed disapproved by Licensor. Approval of an item or Licensed Product which uses particular artwork does not imply approval of such artwork with a different item or Licensed Product or of such item or Licensed Product with different artwork. After a sample of an item has been approved, Licensee shall not make any changes without resubmitting the modified item for Licensor’s written approval. All decisions by Licensor relating to disapproval of any Licensed Product shall be made in Licensor’s sole discretion.

Trademark License Agreement	Page 6 of 20

b. Packaging and Labeling Materials. The Licensee shall purchase all Packaging and Labeling Materials from the Licensor, or at the direction of Licensor from approved suppliers. At the time of such purchase, Licensee shall pay to Licensor the License Fee as described in Exhibit C to this Agreement.

c. Rejections and Noncompliance. The rights granted hereunder do not permit the sale of “seconds” or “irregulars.” All Licensed Products that fail to conform with the Quality Assurance Standards shall promptly be destroyed by Licensee. Licensee shall advise Licensor regarding the time and place of such destruction (in sufficient time to arrange for a Licensor representative to witness such destruction, if Licensor so desires) and such destruction shall be attested to in a certificate signed by one of Licensee’s executive officers and submitted to Licensor within fifteen (15) days of the date on which the sample was not approved.

d. Testing. Licensee shall strictly comply with all procedures for testing the Licensed Products in compliance with Applicable Law, and in accordance with industry standards, and, in accordance with Applicable Law, shall permit Licensor to inspect Licensee’s testing, production and quality control records, procedures and facilities. Licensed Products that fail to comply with Applicable Laws, shall be deemed disapproved; even if previously approved by Licensor, and shall not be shipped unless and until Licensee can demonstrate to Licensor’s satisfaction that such Licensed Products have been brought into full compliance.

e. Revocation of Approval. Licensor shall have the right, in Licensor’s sole discretion, to withdraw its approval of a Licensed Product in the event that: (i) Licensee uses the Licensed Marks improperly or violates any term of this Agreement; (ii) Licensor becomes aware of any material or content in any Licensed Product that was not presented to Licensor for its approval; or (iii) a ruling, decision, finding of Applicable Law, which, in the reasonable opinion of Licensor, reflects unfavorably upon the professional, business or reputation of Licensor. In the event of such withdrawal, Licensor shall provide written notice to Licensee and Licensee shall promptly thereupon cease the use of the Licensed Marks in connection with the production, sale, distribution, advertisement or use of such Licensed Product and all Licensee’s inventory of such Licensed Product shall be promptly destroyed at Licensor’s option.

f. Compliance with Applicable Laws. All Licensed Products shall be produced and sold in compliance with all Applicable Laws and in accordance with the terms of Licensee’s Cannabis Licenses. Licensee shall ensure that all labels of the Licensed Products comply with Applicable Laws. Licensee shall immediately inform Licensor in writing of any complaint by any consumer, governmental or other regulatory or self-regulatory body relevant to the Licensed Products, and the status and resolution thereof. Licensee shall act expeditiously to resolve any such complaint. Without limiting the provisions hereof, Licensee covenants on behalf of itself and on behalf of all Supply Chain License Holders, as follows:

Trademark License Agreement	Page 7 of 20

i. Licensee and Supply Chain License Holders shall ensure that no person involved in the production, packaging, or distribution of Licensed Products or Packaging and Labeling Materials or advertising or promotional materials hereunder, is younger than the age minimums established pursuant to Applicable Laws.

ii. Licensee and Supply Chain License Holders shall provide their employees with a safe and healthy workplace in compliance with all Applicable Laws. Licensee and the Supply Chain License Holders agree to provide Licensor with all information Licensor may reasonably request about production, packaging and distribution facilities for the Licensed Products.

iii. Licensee and Supply Chain License Holders shall comply with all Applicable Laws relating to wage and hour issues, including minimum wage, overtime, and maximum hours. Licensee and the Supply Chain License Holders agree to utilize fair employment practices as defined by Applicable Laws.

iv. Licensee and Supply Chain License Holders shall comply with all Applicable Laws relating to environmental issues and discrimination issues.

v. Licensee agrees that, to the extent permitted by Applicable Laws, Licensor may make on-site inspections of Licensee’s facilities and all Supply Chain License Holder facilities in order to monitor compliance with Applicable Laws. Licensee shall obtain an agreement with each third-party Supply Chain License Holder and supplier to comply with the provisions hereof.

g. License Number. Licensor reserves the right to utilize the Licensee’s license number for all advertisement of the Licensed Products in accordance with Applicable Laws. Licensor will list the addresses and phone numbers of the licensed premises on its website at Licensor’s sole discretion.

h. Remedies. In the event of Licensee’s unapproved or unauthorized production, distribution, use, or sale of any Licensed Products or any Packaging and Labeling Materials bearing any reference to the Licensed Marks, including promotional and advertising materials, or the failure of Licensee to comply with any provisions hereof, Licensor shall have the right to: (i) immediately revoke Licensee’s rights with respect to any such Licensed Product licensed under this Agreement, and/or (ii) at Licensee’s expense, confiscate, or order the destruction of such unapproved, unauthorized or noncomplying products, Packaging and Labeling Materials. Such right(s) shall be in addition to and without prejudice to any other rights Licensor may have under this Agreement or otherwise.

Trademark License Agreement	Page 8 of 20

5. LICENSE FEE.

a. License Fee. In consideration of the rights granted hereunder, Licensee shall pay to Licensor the License Fee on a quarterly basis.

b. Taxes. All sums payable under this Agreement are exclusive of taxes including Value Added Tax (or similar tax) and must be paid free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by Applicable Law. If any deduction or withholding is required by Applicable Law, Licensee shall: (i) pay to Licensor such sum as will, after the deduction or withholding has been made, leave Licensor with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding; and (ii) within five business days of making the deduction or withholding, provide a statement in writing showing the gross amount of the payment, the amount of the sum deducted and the actual amount paid.

c. Late Payment. In the event that Licensor does not receive payments due under this Agreement by the applicable due date, Licensee shall pay to Licensor interest on the overdue payment from the date such payment was due to the date of actual payment at a rate of, the lessor of: (i) ten percent (10%) per year, compounded monthly or (ii) the maximum amount permitted under Applicable Law. In addition, Licensee shall also be responsible for all Collection Costs, which Collection Costs shall be added to the amounts due to Licensor and paid by Licensee. All payments made by Licensee following the incurrence of Collection Costs by Licensor shall first be credited to Collection Costs amounts and then to the past due amounts until the account is brought current. Additionally, in the event that any amount due remains unpaid for more than sixty (60) days, Licensor shall have the right, but not the obligation, to terminate the Term of the agreement. In such event, Licensee shall waive all rights and remedies and release all applicable Claims that Licensee might have against Licensor as a direct or indirect result of such termination.

6. LICENSEE’S BOOKS AND RECORDS

a. Licensee shall maintain separate and appropriate books of account and records, of all its operations under or in connection with this agreement all in accordance with GAAP (including, without limitation, a sales journal, sales return journal, cash receipt book, general ledger, purchase orders, cutting tickets, and inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement.

b. As soon as practicable, but in no event later than one hundred twenty (120) days after the end of each fiscal year of Licensee, Licensee shall furnish Licensor with a copy of Licensee’s financial statements for such fiscal year, which shall be certified by an independent certified public accountant or, if Licensee does not issue audited financial statements, by Licensee’s chief financial officer or chief executive officer.

Trademark License Agreement	Page 9 of 20

7. TERM AND TERMINATION

a. Term. Unless otherwise terminated in accordance with the terms and conditions contained herein, this Agreement and the provisions hereof, shall be in full force and effect for the duration of the term of the Brand Director Agreement. This Agreement may only be terminated by Licensee in accordance with the termination procedures in the Brand Director Agreement. Provided however, if either Party materially breaches this Agreement, which breach cannot reasonably be cured or remains uncured for a period of thirty (30) calendar days after non-breaching Party provides written notice of the breach to the breaching Party, the non-breaching Party shall have the right to terminate. The expiration or termination of this Agreement shall not act as a waiver of any claims, suits, or causes of action of any kind that either Party may have against the other arising out of this Agreement.

b. Effect of Termination.

i. Upon the expiration or termination of this Agreement for any reason whatsoever, all rights of Licensee under this Agreement shall terminate and automatically revert to Licensor, except as otherwise provided herein. Upon expiration or termination, Licensee shall immediately discontinue all use of the Licensed Marks and shall no longer have any right to use the Licensed Marks or any variation or derivative work thereof in any manner or for any purpose whatsoever, except as provided herein. Subject to the provisions of hereof concerning the sale of Termination Inventory, Licensee shall deliver to Licensor, at Licensee’s expense, all sketches, samples, designs, or other matters belonging to Licensor and relating to Licensed Products and packaging materials and advertising and promotional materials bearing reference to the Licensed Products in any form, in accordance with Applicable Law.

ii. Upon termination or expiration, of this Agreement for any reason, no trustee in bankruptcy, assignee for the benefit of creditors, custodian, receiver, sheriff, or court officer or other successors to Licensee or its assets or business shall have any right to continue this Agreement or to use or exploit the Licensed Marks in any manner whatsoever.

iii. Within twenty (20) days after the expiration or termination of this Agreement, Licensee shall prepare and deliver to Licensor a written statement of the Termination Inventory, including a complete and accurate schedule as of the date of expiration or termination of all completed Licensed Products on hand that bear reference to the Licensed Marks or Licensor’s name in any form; all work in process that bears reference to the Licensed Marks or Licensor’s name in any form relating to Licensed Products on hand, including uncut piece goods and products and materials in the process of production; all Packaging and Labeling Materials, advertising and promotional materials and other documents or items that bear reference to the Licensed Marks or Licensor’s name in any form in Licensee’s possession or control or in the process of production for Licensee and the cost of each item included in such Termination Inventory. Licensee shall be free to sell the Termination Inventory to Licensor or to third parties for a period of ninety (90) days after expiration or termination of this Agreement, unless the Agreement was terminated by Licensor as a result of: (A) Licensee’s failure to make payments as agreed herein, (B) failure of the Licensed Products to comply with Applicable Law, (C) violation of any provision of this Agreement by Licensee whereby such violation could result in jeopardy to Licensor’s rights in the Licensed Marks by the continued sale of Licensed Products; and/or (D) Licensee’s failure to comply with the consent and approval requirements as agreed herein. Any items in the Termination Inventory bearing reference to the Licensed Marks or Licensor’s name in any form that have not been sold and remain after the selling period provided for in this Section shall have all uses of the Licensed Marks removed by Licensee, including but not limited to, all tags and labels bearing any reference to the Licensed Marks, from the Licensed Products and shall thereafter be dispose of or destroyed in accordance with Applicable Law and Licensee’s sole expense.

Trademark License Agreement	Page 10 of 20

iv. Notwithstanding any termination of this Agreement, Licensor hereby reserves all rights and remedies which are granted or available to it under this Agreement or applicable law, and termination shall not be deemed to be an exclusive remedy or to limit Licensor in any manner from enforcing any other rights or remedies.

c. Acceleration. In the event of termination by Licensor, upon termination, any other fees payable hereunder, then unpaid, shall immediately become due and payable by Licensee.

8. PROTECTION OF TRADEMARK

a. Licensee acknowledges that, Licensor has obtained all rights, title and interest in and to the Licensed Marks, in any form or embodiment and is also the owner of the good will attached or which shall become attached to the Licensed Marks in connection with the Licensed Products. Sales by Licensee shall be deemed to have been made for purposes of trademark registration for the benefit of Licensor, and all uses of the Licensed Marks by Licensee shall inure to the benefit of Licensor.

b. At Licensor’s request and expense, Licensee shall execute any documents reasonably required by Licensor to confirm Licensor’s ownership of all rights in and to the Licensed Marks in the Territory and the respective rights of Licensor and Licensee under this Agreement. Licensee shall cooperate with Licensor at Licensor’s expense, in connection with the filing and prosecution by Licensor of applications in Licensor’s name relating to the use of the Licensed Marks for Licensed Products in the Territory.

c. Licensee shall never challenge or encourage anyone to challenge Licensor’s ownership of or the validity of the Licensed Marks or any application for registration thereof or any trademark, copyright, or other registration relating to the Licensed Products or any rights of Licensor thereto.

d. Licensee shall not, at any time or in any manner, knowingly or intentionally, engage in any activity or perform or permit any act which may in any way adversely affect any rights of Licensor to the Licensed Marks or any registrations or applications for registration thereof or which may directly or indirectly reduce the value of the Licensed Marks or derogate or detract from the repute thereof. To the extent that Licensee should have known that the consequences of the aforesaid action taken by or on behalf of Licensee, or caused by Licensee, was likely to materially adversely affect the interests of Licensor, such action shall be deemed to be a breach of this subsection, whether or not the Licensee engaged in such action knowingly and/or intentionally.

Trademark License Agreement	Page 11 of 20

e. Licensee shall not use any other tradenames, trademarks, or other designations including, without limitation, Licensee’s own corporate name or tradename in connection with the Licensed Marks in any consumer advertising and publicity, labeling, packaging or printed matter utilized by Licensee in connection with the Licensed Products, without Licensor’s prior written consent. Licensee may, however, use its own corporate name or tradename in connection with the Licensed Marks in transactions between and among the parties hereto, and with Supply Chain License Holders, merchants, wholesale customers and others relating to: the production of Licensed Products; the creation and development of designs, styles, advertising, promotional materials, packaging, printed matter and labeling of the Licensed Products; and the wholesale sale of the Licensed Products. Licensee shall not use the Licensed Marks in combination with any other names or marks to form a new mark and shall not use the Licensed Marks as a tradename or in any other manner other than in connection with the production, distribution, sale and promotion of Licensed Products under this Agreement. Licensee will at all times make reference on the Licensed Products and on all packaging and promotional materials used in connection therewith that the Licensed Marks is under license from the Licensor.

f. Licensee recognizes the great value of the good will associated with the Licensed Marks and acknowledges that such good will belongs exclusively to Licensor, and that Licensee shall acquire no proprietary rights in the Licensed Marks or their good will by virtue of this Agreement. Licensee further recognizes that the Licensed Marks have acquired secondary meaning in the mind of the public. Accordingly, Licensee agrees that the breach of its obligations under this Agreement (other than breaches relating to the payment of monetary sums) will cause Licensor irreparable damages which may not be compensable by monetary damages, and that in the event of such breach, in addition to any other rights or remedies which Licensor may have, Licensor may seek and obtain injunctive relief, without the necessity of posting bond (unless otherwise required by law).

g. Licensee shall prominently display on all Licensed Products, all Packaging and Labeling Materials, and in all advertising and promotional materials using the Licensed Mark, such trademark and/or copyright notices as Licensor shall designate in the Brand Manual.

h. Licensee shall promptly notify Licensor in writing, giving reasonable detail, if any of the following matters come to its attention: (A) any actual, suspected or threatened infringement of the Licensed Marks; (B) any actual, suspected or threatened claim contesting Licensor’s ownership of the Licensed Marks; (C) any actual, suspected or threatened claim that use of the Licensed Marks infringes the rights of any third party; or (D) any other actual, suspected or threatened claim to which the Licensed Marks may be subject.

i. Licensor shall have the initial right, but not the obligation, in Licensor’s sole discretion, to determine whether, and in what manner, to assert and bring claims to protect, preserve, or defend the Licensed Marks against actual or suspected infringement, attack or challenge. If Licensor decides to assert its rights or bring any Claim, Licensee agrees, as may be reasonably requested by Licensor, to cooperate with Licensor in any such action, including, without limitation, by joining the action as a party if necessary to maintain standing or otherwise bring suit. All out-of-pocket expenses, including reasonable attorneys’ fees, expert witness fees, and court costs, related to Licensee’s participation in such infringement action at the request of Licensor, shall be borne solely by Licensor. Any award, or portion of any award, recovered by Licensor in any such action or proceeding commenced by Licensor shall belong solely to Licensor after recovery by both parties of their respective actual out-of-pocket costs. To the extent that Licensee shares any costs as a result of such assistance, Licensee shall share in any recovery, pro-rata in proportion to any costs actually incurred by Licensee.

Trademark License Agreement	Page 12 of 20

j. If Licensor determines not to take any such action with respect to the Licensed Marks, it shall notify Licensee, who, upon receiving the consent of Licensor, may take such protective action in its own name and at its own expense; provided that Licensee keep Licensor informed of the status of Licensee’s activities regarding such action and any settlement or other resolution thereof. Prior to entering into any settlement or commencing or engaging in any litigation or suit with respect to any Licensed Marks, Licensee shall obtain Licensor’s approval to enter into such settlement or commence or engage in such litigation. Licensor shall cooperate with Licensee or join in any such action at Licensee’s reasonable request and expense. All out-of-pocket expenses, including reasonable attorneys’ fees, expert witness fees, and court costs, related to Licensor’s participation in such infringement action at the request of Licensee shall be borne solely by Licensee. Any award, or portion of any award, recovered by Licensee in any such action or proceeding commenced by Licensee shall belong solely to Licensee, after recovery by both Parties of their respective actual out-of-pocket costs. To the extent that Licensor shares any costs as a result of such assistance, Licensor shall share in any recovery, pro-rata in proportion to any costs actually incurred by Licensor.

k. The Parties hereby agree to cooperate with each other in the conduct or defense of any legal action, and in the negotiations in respect of any legal action relating to any of the Licensed Marks, and each will provide to the other all relevant data, information and material in its possession which may be helpful in such action or negotiation, at the cost and expense of the Party requesting such data, information and material.

9. REPRESENTATIONS AND WARRANTIES

a. Each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering; (ii) it has the full right, power and authority to enter into this Agreement, to grant the rights granted hereunder and to perform its obligations hereunder; (iii) it has disclosed to the other Party all material facts that pertain to this Agreement; (iv) no statement contained in this Agreement or any writing furnished to the other Party pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to consummate this Agreement; (v) the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and (vi) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

b. Licensor represents and warrants to Licensee that: (i) Licensor has not entered into any other agreements with any other Person in conflict herewith; (ii) to Licensor’s knowledge, Licensor has the right and authority to grant the rights granted herein; (iii) as of execution of this Agreement, Licensor is unaware of any Claim or potential Claim by any third-party relating to the ownership in the Licensed Marks; and (iv) as of execution of this Agreement, Licensor is unaware of any Claim or potential Claim by any third-party which might affect Licensee’s rights hereunder.

Trademark License Agreement	Page 13 of 20

c. Licensee represents and warrants to Licensor that: (i) Licensee has not entered into any other agreements with any other Person in conflict herewith; (ii) Licensee has the right and authority to grant the rights granted herein; (iii) for the duration of the Term, Licensee shall maintain, in good standing, all Cannabis Licenses required by Applicable Law to conduct the activities contemplated hereby; (iv) for the duration of the Term, Licensee shall maintain all applicable insurance policies described herein; (v) for the duration of the Term, Licensee shall comply with all Applicable Laws and all Licensed Products shall conform with Applicable Law and all applicable industry standards, including but not limited to, those relating to cannabis and those relating to product safety; (vi) all Licensed Products produced, sold and distributed hereunder will be merchantable and fit for the purpose for which they are intended; and (vii) all Licensed Products will conform in all respects to the samples approved by Licensor and that Licensee will not distribute or sell any Licensed Products which are of a quality or standard inferior to or different from the approved quality or are injurious to the reputation and good will associated with the Licensed Marks.

10. INDEMNITY

a. Licensor agrees to defend, indemnify and hold harmless Licensee and its Representatives against all Losses arising out of or resulting from any third-party Claim related to or arising out of any breach or alleged breach by Licensor of this Agreement, including the representations, warranties and agreements set forth in Section 9.

b. Licensee agrees to indemnify, hold harmless and defend Licensor and its Representatives against all Losses arising out of or resulting from any third-party Claim related to or arising out of: (i) any breach or alleged breach by Licensee of this Agreement, including the representations, warranties and agreements set forth in Section 9; (ii) any product liability claim; and (iii) Licensee’s gross negligence or willful misconduct related to Licensee’s performance of its obligations hereunder.

c. The indemnified Party shall promptly notify the indemnifying Party in writing of any Claim and cooperate with the indemnifying party at the indemnifying Party’s sole cost and expense. The indemnifying Party shall immediately take control of the defense and investigation of such Claim and shall employ competent counsel of its choice to handle and defend the same, at the indemnifying Party’s sole cost and expense. The indemnifying Party shall not settle any Claim in a manner that adversely affects the rights of the indemnified Party without the indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. The indemnified Party’s failure to perform any obligations under this Section shall not relieve the indemnifying Party of its obligations hereunder except to the extent that the indemnifying Party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified Party may participate in and observe the proceedings at its own cost and expense.

Trademark License Agreement	Page 14 of 20

11. LIMITATION OF LIABILITY

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LICENSOR WILL NOT BE LIABLE TO LICENSEE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, LICENSOR’S MAXIMUM LIABILITY TO LICENSEE ARISING HEREUNDER SHALL BE LIMITED TO THE SUMS PAID BY LICENSEE TO LICENSOR HEREUNDER.

12. INSURANCE

a. Licensee shall maintain, throughout the Term and for a period of one (1) year thereafter, at its own cost and expense from a qualified insurance company Standard General Liability Insurance naming Licensor as additional insured or named additional insured with limits no less than the greater of the amount required by Applicable Law and one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate, including bodily injury, property damage, products and completed operations, and advertising liability, which policy will include contractual liability coverage insuring the activities of Licensor under this Agreement. In addition, Licensee shall hold all other insurance policies required by Applicable Law.

b. All insurance policies required hereunder must: (i) be issued by insurance companies reasonably acceptable to Licensor; (ii) provide that such insurance carriers give Licensor at least thirty (30) days’ prior written notice of cancellation or non-renewal of policy coverage; provided that, prior to such cancellation, Licensee has new insurance policies in place that meet the requirements hereof; (iii) waive any right of subrogation of the insurers against Licensor and/or any of their respective Affiliates; (iv) provide that such insurance be primary insurance and any similar insurance in the name of and/or for the benefit of Licensor is excess and non-contributory; and (v) name Licensor, and their respective Affiliates, including, in each case, all successors and permitted assigns, as additional insureds.

c. Licensee shall provide Licensor with copies of the certificates of insurance and policy endorsements required hereby upon the written request of Licensor and shall not do anything to invalidate such insurance.

d. For purposes of clarity, Licensee’s compliance with this Section 12 shall not limit or reduce, in any way whatsoever, Licensee’s indemnification obligations pursuant to Section 10 of the Agreement.

13. TRANSFER RESTRICTIONS.

a. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

Trademark License Agreement	Page 15 of 20

b. This Agreement and the rights hereunder are personal to Licensee and shall not be transferred by Licensee, without Licensor’s prior written consent. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving Licensee (regardless of whether Licensee is a surviving or disappearing entity) or sale of a majority interest of the shares of Licensee, will be deemed to be a Transfer. No Transfer will relieve Licensee of any of its obligations under this Agreement. Any Transfer shall be void and of no force and effect unless permitted in accordance with the express provisions hereof.

c. Licensor may freely Transfer all or any of its rights or obligations under this Agreement without Licensee’s consent.

14. MISCELLANEOUS

a. Notice. Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated Party at the below stated address or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service, except e-mail may be used for day-to-day operations and contacts but not for ‘notice’ or other communications required under this agreement or by law.

b. Confidentiality. Each Party acknowledges that in connection with this Agreement it will gain access to Confidential Information. The Receiving Party shall: (i) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (iii) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who are bound by written confidentiality obligations and have a need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

c. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

d. Severability. In the event that any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

e. Relationship of The Parties. The relationship between the Parties is that of independent contractors. Nothing contained herein shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

Trademark License Agreement	Page 16 of 20

f. Compliance.

i. Change in Law. If any change to Applicable Law has a materially adverse effect on the ability of either Party to carry out its obligations under this Agreement, such Party, upon written notice, may request renegotiation of this Agreement in good faith to amend this Agreement to the extent reasonably necessary or prudent to address the change in Applicable Law in a manner that accomplishes the intents and objectives of the Parties, as evidenced by the terms of this Agreement, in all material respects to the extent possible. Such renegotiation will be undertaken in good faith and will include the use of a mutually approved independent third-party mediator. If the Parties are unable to renegotiate the terms within ninety (90) days after such notice and good faith negotiations, either Party may terminate this Agreement on sixty (60) days’ further written notice or at the end of the Term (even if less than sixty (60) days remain until the end of the Term), whichever is earlier.

ii. Regulatory Compliance. It is the intent of the Parties that this Agreement comply in all respects with all Applicable Laws and the Parties have structured their relationship with that specific intent. However, each Party understands that the Applicable Laws are complicated and in a state of flux. In addition, each Party further understands that United States Federal laws may render the subject of this Agreement as void or unenforceable, and as a result, the Parties expressly acknowledge and agree that if United States Federal laws that would render the subject of this Agreement as void or unenforceable that does not and will not apply to this Agreement, the transactions contemplated hereby, or the relationship of the Parties hereto, and notwithstanding, the Parties will cooperate to perform the substance of their obligations hereunder. Therefore, subject to this paragraph, in the event that any provision of this Agreement is rendered invalid or unenforceable by a court of competent jurisdiction, or the applicable laws and regulations are altered by any legislative or regulatory body, or either Party notifies the other Party in writing of its reasonable belief that this Agreement or any of its provisions may be declared null, void, unenforceable, or in violation of Applicable Laws, the remaining provisions, if any, of this Agreement shall nevertheless continue in full force and effect.

g. Entire Agreement. This Agreement and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

h. Amendments. Any amendment to this Agreement must be in writing and signed by an authorized person of each Party.

i. Surviving Rights. Any rights or obligations of the Parties in this Agreement which, by their nature, should survive termination or expiration of this Agreement will survive any such termination or expiration.

Trademark License Agreement	Page 17 of 20

j. Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

k. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

l. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

m. Equitable Relief. Each Party acknowledges that a breach by the Party of this Agreement may cause the other Party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which the other Party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity (which are cumulative and may be exercised singularly or concurrently), subject to any express exclusions or limitations in this Agreement to the contrary.

n. Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

o. Jurisdiction and Disputes.

i. This Agreement shall be governed and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

ii. In the event of any Claim arising out of or relating to any performance required under this Agreement, or the interpretation, validity or enforceability hereof, the Parties hereto shall use their best efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the Parties. If the Claim cannot be settled through negotiation within a period of seven (7) days, the Parties agree to attempt in good faith to settle the Claim through mediation, administered by a mediator mutually agreeable to the Parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either party to the other they shall commence arbitration as set forth below.

Trademark License Agreement	Page 18 of 20

iii. The Parties agree to submit any and all Claims, or any dispute related in any way to this Agreement and the services rendered hereunder, to binding arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: http://www.jamsadr.com/rules-streamlined-arbitration. The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in California, selected pursuant to the JAMS rules. The Parties expressly agree that any arbitration shall be conducted in the Los Angeles County, California. Each party understands and agrees that by signing this Agreement, such party is waiving the right to a jury. The arbitrator shall apply California substantive law in the adjudication of all Claims. Notwithstanding the foregoing, either party may apply to the Superior Courts located in Los Angeles County, California for a provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the agreement to submit a dispute to binding arbitration pursuant to this provision. In no event shall a Claim be adjudicated in Federal District Court. In the event that either party commences a Claim in Federal District Court or moves to remove such action to Federal District Court, the Parties hereby mutually agree to stipulate to a dismissal of such Federal Claim with prejudice. After a demand for arbitration has been filed and served, the Parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing party, as determined by the arbitrator, to the extent permitted by California law. The arbitrator’s decision shall be final and binding upon the Parties. The arbitrator’s decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the commencement of the arbitration proceedings. The prevailing party may submit the arbitrator’s decision to Superior Courts located in Los Angeles County for an entry of judgment thereon.

[signature page to follow]

Trademark License Agreement	Page 19 of 20

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date set forth below.

DEP Nevada, Inc. (“Licensor”)		Satellites Dip LLC (“Licensee”)

By:	/s/ Stephen ‘Trip’ Hoffman	By:	/s/ Azadeh Dastmalchi
Name:	Stephen ‘Trip’ Hoffman	Name:	Azadeh Dastmalchi
Title:	Authorized Signatory	Title:	Authorized Signatory

Trademark License Agreement	Page 20 of 20

Exhibit A

Licensed Marks

•	BaM (trademark pending)
•	Body and Mind (trademark pending)
•	BamCannabis (trademark pending)
•	BaMMarijuana (trademark pending)

The Parties may subsequently supplement this Exhibit with additional, mutually agreed, Licensed Marks.

Exhibit A